Filed Pursuant to Rule 424(b)(3)
                                          REGISTRATION NO. 333-15819




         PROSPECTUS SUPPLEMENT NO. 1 DATED FEBRUARY 21, 1997
      TO THE PROSPECTUS DATED NOVEMBER 8, 1996 OF IMMUNOGEN, INC.



     This Prospectus Supplement No. 1 amends the information in the section entitled "Selling Stockholders" in the Prospectus dated November 8, 1996. Brown Simpson, LLC has entered into an agreement with Dr. Michael E. Lewis ("Dr. Lewis") whereby 5,000 of the 62,500 warrants to purchase ImmunoGen Common Stock, $.01 par value per share, ("Common Stock") owned by Brown Simpson, LLC ("Brown Simpson") have been transferred to Dr. Lewis. In order to reflect Dr. Lewis as a potential Selling Stockholder hereunder, and assuming for such purposes that the warrants to purchase all 62,500 shares are exercised, the Selling Stockholder table is amended by deleting the information as to Brown Simpson as Selling Stockholder with respect to 62,500 shares of Common Stock and substituting therefor the following information:

                    Shares Owned Prior                     Shares Owned After
                       to Offering                            Offering(1)
                       -----------      Number of Shares      -----------
Selling Stockholder Number    Percent     Being Offered     Number     Percent
------------------- --------  -------   ----------------   --------    -------
Brown Simpson       57,500(2)   *          57,500            0           --

Dr. Lewis            5,000(3)   *           5,000            0           --

*Less than 1%.

(1) Assumes the sale of all shares offered hereby to unaffiliated third parties.

(2) Based on 18,390,984 shares of Common Stock outstanding on February 20, 1997 and adjusted to reflect the transfer by Brown Simpson of 5,000 warrants to purchase Common Stock to Dr. Lewis.

(3) Assumes the transfer of warrants to Dr. Lewis and adjusted to reflect the exercise of the warrants by Dr. Lewis into 5,000 shares of Common Stock.


This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated November 8, 1996.

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